UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2020

Major League Football, Inc. (MLFB)
(Exact name of registrant as specified in its charter)

Delaware	000-51132	20-1568059
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7319 Riviera Cove, #7, Lakewood Ranch, FL	34202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 924-4332

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 504 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-25 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective November 3, 2020, the Registrant received approval from the State of Delaware for a Certificate of Amendment to its Certificate of Incorporation. The only change is an increase in the total number of shares of stock that the Registrant shall have authority to issue from the current Four Hundred Fifty Million (450,000,000) shares of Common Stock to an amended Six Hundred Million (600,000,000) shares of Common Stock, one-tenth of one cent ($0.001) par value per share. A copy of the Certificate of Amendment is attached as an exhibit.

Written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware has not been adhered to due to exigent timing circumstances. The holders of a majority of the outstanding common stock entitled to vote as a class, were not provided written notice of the proposed amendment to the Certificate of Incorporation of the Corporation. The Board approved the filing of the Amendment due to the imminent need to raise additional capital.

The increase in the authorized shares of stock will allow the Registrant to obtain investment funding of up to $30,000,000.00 which is necessary to fully commence operations for a Spring/Summer 2021 football season.

All plans for the 2021 football playing season will be subject to further developments related to the Covid virus pandemic, and will be subject to city and state pandemic rules and regulations in the planned football locations for the Registrant. Prudent medical concern for the Registrants employees, players and fans will guide the future course of activities, but steps for planned football operations in 2021 will continue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJOR LEAGUE FOOTBALL, INC.

By:	/s/Frank Murtha
Frank Murtha, President and Chief Executive Officer

Dated: November 6, 2020'

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